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[FLEET LOGO]
 FLEETBOSTON FINANCIAL                                           RULE: 424(b)(3)
                                                              FILE NO: 333-72912


                PRICING SUPPLEMENT NO. 3 DATED NOVEMBER 28, 2001

                    (TO PROSPECTUS SUPPLEMENT DATED NOVEMBER
                27, 2001 AND PROSPECTUS DATED NOVEMBER 21, 2001)

                        FLEETBOSTON FINANCIAL CORPORATION
           SENIOR MEDIUM-TERM NOTES, SERIES T (THE "SENIOR NOTES") AND
       SUBORDINATED MEDIUM-TERM NOTES, SERIES U (THE "SUBORDINATED NOTES")
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                               FLOATING RATE NOTE


           SERIES T (SENIOR) [X]            SERIES U (SUBORDINATED)   [ ]

Principal Amount:         $50,000,000.00           CUSIP Number:  33900QBA1
Price to Public:          100.00%                  ORIGINAL ISSUE DISCOUNT
                                                   (OID) NOTE:  Yes [ ]  [X] No
                                                   Total Amount of OID:
Issue Date:               December 3, 2001         Yield to Maturity:
Maturity Date:            December 3, 2004         Initial Accrual Period OID:
Price to Issuer (as %
principal):               99.9420%
Net Proceeds to Issuer:   $49,971,000.00
Specified Currency (if
other than U.S. Dollars):
Interest Rate Basis:         [ ] CMT Rate                [ ] Treasury Rate
                                 Designated CMT
                                 Telerate Page:          [ ] Federal Funds Rate
                                 Designated CMT
                                 Maturity Index:         [ ] Prime Rate
                             [ ] Commercial
                                 Paper Rate              [ ] Other:
                             [X] LIBOR
                                 LIBOR SCREEN
                                 Telerate (p 3750) [X]
                                          Reuters  [ ]
                                            Other  [ ]
Index Maturity:           1 Month
Spread:                   plus 24 basis points
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Initial Interest Rate:    2.38375%
Method of Calculation:       Actual/360 [X]    Actual/Actual [ ]   30/360 [ ]

Interest Determination
 Dates:                                 [ ] One Business Day Prior to the
                                            Interest Reset Date (No Rate Cutoff)
                                        [ ] Two Business Days Prior to the
                                            Interest Reset Date
                                        [X] Two London Business Days Prior to
                                            the Interest Reset Date

Initial Interest Reset
Date:                     January 3, 2002
Interest Reset Dates:     Monthly on each Interest Payment Date
Interest Payment Dates:   Monthly on the 3rd day of each month commencing on
                          January 3, 2002 and subject to modified following
                          business day convention.
Regular Record Dates (if other than the 15th day prior to each Interest Payment
Date):
Interest Reset Period:    Monthly
Interest Payment Period:  Monthly
Calculation Agent (if other than Bank of New York):
Redemption:                             [X] The Notes cannot be redeemed prior
                                            to maturity
                                        [ ] The Notes can be redeemed prior to
                                            maturity
                                                Initial Redemption Date:
                                                Initial Redemption Percentage:
                                                Annual Redemption Percentage
                                                Reduction:
Repayment:                              [X] The Notes cannot by repaid prior to
                                            maturity
                                        [ ] The Notes can be repaid prior to
                                            maturity, at the option of the
                                            holder of the Note
                                                Holder's Optional Repayment
                                                Date(s):

Index Currency:                   Place of Payment:     Authorized Denomination:
(only if non-U.S.
Dollar denominated)
Agent:                    Salomon Smith Barney
Agent's Capacity:                        [X] As Principal      [ ] As Agent
Delivery:                 DTC # 274

Additional Terms: